FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (954) 883-1000 investor.relations@applicamail.com
Harbinger Capital Partners Acquires Applica for $8.25 Per Share
     Miramar, Florida (January 23, 2007) — Applica Incorporated (NYSE: APN) today announced that it has completed the previously announced merger transaction with affiliates of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, “Harbinger Capital Partners”) under which Harbinger Capital Partners has acquired Applica. The shares of Applica common stock that Harbinger Capital Partners did not previously own were cancelled and converted into the right to receive $8.25 per share in cash, without interest. Payment information will be mailed to Applica shareholders as soon as practicable.
     Completion of the transaction follows adoption and approval of the Harbinger Capital Partners merger agreement by Applica’s shareholders today at a special meeting of shareholders. Applica shares have ceased trading on the New York Stock Exchange.
     Applica’s financial advisor is Banc of America Securities LLC and its legal advisor is Greenberg Traurig, P.A. Harbinger Capital Partners’ financial advisor with respect to this transaction is Lazard Frères & Co. LLC and its legal advisor is Paul, Weiss, Rifkind, Wharton & Garrison LLP.
About Applica Incorporated:
     Applica and its subsidiaries are marketers and distributors of a broad range of branded and private-label small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®; its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®; and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Mexico, Latin America and the Caribbean. Additional information about Applica is available at www.applicainc.com.
About Harbinger Capital Partners:
     The Harbinger Capital Partners investment team located in New York City manages in excess of $5 billion in capital through two complementary strategies. Harbinger Capital Partners Master Fund I, Ltd. is focused on restructurings, liquidations, event-driven situations, turnarounds and capital structure arbitrage, including both long and short positions in highly leveraged and financially distressed companies. Harbinger Capital Partners Special Situations Fund, L.P. is focused on distressed debt securities, special situation equities and private loans/notes in a predominantly long-only strategy.

Black & Decker® is a trademark of The Black & Decker Corporation, Towson, Maryland.